Exhibit 99.1

Senseonics Signs Memorandum of Understanding with Ascensia Diabetes Care to Take Over
Commercialization and Distribution of Eversense 365

CGM commercial operations to transition from Ascensia Diabetes Care to Senseonics

Brian Hansen to be appointed Chief Commercial Officer

Non-dilutive debt facility expanded up to $100 million with Hercules Capital to fund commercial organization

Conference Call scheduled for September 4, 2025 at 8:00 A.M. Eastern Time

GERMANTOWN, Md., September 3, 2025 (GLOBE NEWSWIRE)-- Senseonics Holdings, Inc. (NYSE American: SENS) a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today announced a mutually executed Memorandum of Understanding to transition all commercialization and distribution of Eversense 365 and future products from Ascensia Diabetes Care, a member of PHC Group, to Senseonics.

Since 2020, Ascensia has held the exclusive worldwide distribution rights for Eversense products, including Eversense 365. Under the terms of the Memorandum of Understanding, Senseonics would assume responsibility for all global sales, marketing and commercialization in the U.S. beginning January 1, 2026, and utilize Transition Service Agreements through Ascensia until fully established in markets outside the U.S. Brian Hansen, President of CGM at Ascensia since February 2024 and former Chief Commercial Officer at Tandem Diabetes Care, would join Senseonics as Chief Commercial Officer on January 1, 2026. The companies are currently working together to develop definitive documentation for the planned transaction.

As awareness of Eversense continues to grow with the momentum of the Eversense 365 approval, the go-to-market approach is increasingly diverging from Ascensia’s core blood glucose monitoring business. Eversense is at an inflection point that requires strategic investment and fully-dedicated commercial efforts, along with tight vertical integration to quickly respond to market needs. By unifying the Eversense business and incorporating commercial activities directly within Senseonics, the companies believe Eversense would achieve accelerated growth and realize its full potential faster than under the current structure.

Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics stated, “I’m thrilled to bring Eversense 365 commercialization back in-house and directly control investment in growing the brand to better serve the needs of patients and providers. With Brian to remain at the helm of Senseonics’ commercialization efforts, we are confident that this move will yield benefits for our customers and our shareholders. Eversense 365 is the world’s first and only year-long continuous glucose monitor, deserving a dedicated sales force and commercial infrastructure. We truly appreciate the partnership and investment that PHC Group and Ascensia has made in Senseonics. We look forward to welcoming the talented commercial team to Senseonics to help ensure a positive experience for our customers, while working to accelerate growth of Eversense 365.”

Koichiro Sato, Chief Operating Officer and Chief Strategy Officer of PHC Group and CEO of Ascensia Diabetes Care, commented: “We are very proud to have worked with Senseonics on commercializing Eversense and are committed to supporting Senseonics in establishing their own commercial operations and smoothly transitioning to them under the planned agreements. The Eversense long-term CGM system can help overcome many frustrations in diabetes management and we believe in the growth potential of Eversense and remain invested in Senseonics.”

For Senseonics, bringing Eversense commercial sales and operations in-house as planned should position the company to better meet payer, provider and patient needs, as well as improve efficiency and agility. Owning the commercial channel is also expected to increase topline revenue and expand margins by eliminating Ascensia revenue sharing. The investments in the commercial organization would be funded in part by improved margins, but also from the expanded $100 million non-dilutive debt facility with Hercules Capital, Inc. (NYSE: HTGC). Senseonics expects to see immediate revenue improvement and gross margin expansion to 50% in 2026, with a planned increase to more than 70% gross margins at scale.

Full Year 2025 Financial Outlook

Senseonics continues to expect full-year 2025 global net revenue to be approximately $34-38 million as we continue to roll out Eversense 365 to U.S. patients. The full-year 2025 financial outlook assumes approximately doubling of our global patient base during 2025, with approximately one-third of revenue generated in the first half of 2025 and two-thirds of revenue to be generated in the second half of 2025. Second half revenue is expected to be weighted to the fourth quarter due to a one-time shift to once-a-year Eversense 365 reorder dynamics following its Q4 2024 launch. The financial outlook takes into consideration current assumptions regarding: (i) refined visibility of the timeline and specifications for the regulatory approval and the plans for commercial transition to Eversense 365 outside the United States, (ii) projected plans with respect to spending on the DTC marketing campaign to generate additional leads, (iii) executing on other sales and marketing initiatives, (iv) anticipated utilization and impact of the patient assistance programs for Eversense 365, and (v) continued progress with the transition of reimbursement from Eversense E3 to Eversense 365. Gross margins are expected to increase throughout 2025, with 2025 gross margins between 32.5% and 37.5% for the full year. Cash used in operations in 2025 is expected to be approximately $60 million.

Conference Call Details

Management will host an investor call and live webcast to discuss the commercial transition starting at 8:00 a.m. (Eastern Time), September 4, 2025.

The link to the webcast will be available on Senseonics Holdings, Inc. website at www.senseonics.com by navigating to “Investor Relations,” and then “Events & Publications,” and will be archived there for future reference. To listen to the conference call, please dial 1-800-579-2543 (US/Canada) or 1-785-424-1789 (International), passcode SENSE365, approximately ten to five minutes prior to start time.

About Senseonics

Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense

The Eversense® Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense® 365 and 180 days for Eversense® E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 14 for Eversense® 365 and one time per day after day 21 for Eversense® E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

Forward Looking Statements

Any statements in this press release about the expectations regarding the transition of the commercialization responsibility of Eversense 365 from Ascensia to Senseonics, the finalization of definitive documentation for such transition, the smooth transition of the commercial team and operations, the success of the future commercialization of Eversense 365, the financial implications of the transition, including revenue and gross margin projections, and the availability of improved margins to support certain investments, trends of interest in, and market acceptance and adoption of, Eversense 365 by patients and prescribers, revenue expectations, product development plans and/or growth of Eversense, the appointment of Mr. Hansen to serve as the Company’s chief commercial officer, the availability of future borrowing under the Hercules debt facility, the expectations for the facility’s coverage of costs, the revenue, gross margin, cash flow and global installed customer base projections, and global installed customer base and reorder assumptions, under the heading “Full Year 2025 Financial Outlook,” and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  uncertainties inherent in the negotiation and finalization of the transition agreements with Ascensia, uncertainties in connection with the transition of the commercial organization from Ascensia to Senseonics, risk related to the ongoing commercialization of Eversense 365, uncertainties in prescriber and patient decisions and responses to new technology or initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration of new technology, uncertainties in the development of and competition in the overall CGM market, uncertainties with respect to satisfying conditions to the availability of borrowing capacity under the Company’s amended credit facility with Hercules, the potential inability to receive requisite stockholder approval of the Company’s recently proposed reverse stock split, and such other factors as are set forth in the risk factors detailed in Senseonics' Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent quarterly reports on Form 10-Q filed with the SEC under the heading "Risk Factors" and the Definitive Proxy Statement filed with the SEC on August 18, 2025 under the heading “Certain Risks and Potential Disadvantages Associated with a Reverse Stock Split.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Jeremy Feffer
LifeSci Advisors
investors@senseonics.com